Exhibit 99.1

Golden Minerals Reports Full Year 2025 Results

DENVER, CO – / ACCESS NEWS WIRE/ – April 1, 2026 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (OTCQB: AUMN and TSX: AUMN) has reported financial results and a business summary for the full fiscal year ended December 31, 2025. (All figures are in approximate U.S. dollars.)

2025 Business Summary

“2025 was a year of disciplined execution for Golden Minerals as we continued to advance the strategic repositioning initiated in 2023. During the year, we completed the final transfer of the remaining Velardeña assets, reduced liabilities in Mexico through the sale of additional subsidiaries, lowered our cost structure, and preserved capital. We also maintained our focus on the Sarita Este/Desierto project in Argentina and the Sand Canyon project in Nevada, which remain our principal exploration priorities. While additional capital will be required to advance the Company’s objectives, the actions taken in 2025 created a leaner company, better aligned with our current priorities and long-term strategy.” said Pablo Castanos, President and Chief Executive Officer of Golden Minerals.

●	In October 2025, the Velardeña Buyer completed the remaining $1.2 million plus VAT payment for the Velardeña oxide plant and water wells, and the Company transferred title to those assets. Golden Minerals has no further involvement with the Velardeña Properties. The completion of the Company’s discontinued operations represents a significant step in Golden Minerals’ strategic repositioning, reducing legacy burdens and supporting a leaner company.

●	In April 2025, the Company completed the sale of its wholly owned subsidiary, Minera de Cordilleras S. de R.L. de C.V., for total consideration of $0.6 million. The subsidiary held five non-core mining concessions in Mexico and accumulated tax loss carryforwards and inflation-adjusted capital contributions.

●	On December 30, 2025, the Company completed the sale of its wholly owned subsidiaries, Servicios Velardeña S.A. de C.V. and GMC Equipos S.A. de C.V., for total cash proceeds of $65,000. These entities held net operating losses, inflation-adjusted capital contributions, past-due accounts payable, the remaining labor claim in Mexico, and the Rodeo mining concession together with its associated reclamation obligation. The transaction was undertaken primarily to reduce the Company’s liabilities and overhead in Mexico.

●	During 2025, Golden Minerals continued permitting, technical evaluation and joint venture discussions with Cascadero Copper related to the Sarita Este and Desierto properties in Argentina. The Company completed joint venture documentation for Sarita Este and continues working to finalize joint venture arrangements for Desierto.

●	In January 2025, the Company exercised its option to earn 60% interest in the Sand Canyon project in Nevada. The parties are continuing to finalize joint venture documentation.

Financial Summary

●	Exploration expenses were $0.9 million in 2025 vs. $0.6 million in 2024.

●	Administrative expenses were $2.3 million in 2025 vs. $3.6 million in 2024, reflecting our cost reduction efforts.

GOLDEN MINERALS COMPANY

1312 17th Street – Unit 2136 – Denver, Colorado 80202 – Telephone (303) 839-5060

●	Income from discontinued operations, net of taxes, was $6.1 million in 2025 vs. a loss from discontinued operations, net of taxes, of $3.0 million in 2024. This reflects a gain of $7.3 million on cash received from sales and on liabilities extinguished, including asset retirement obligations. The 2025 and 2024 amounts include results from the Velardeña and Rodeo Properties in Mexico and, for 2024, the El Quevar project in Argentina, the details of which may be found in the Company’s Form 10-K for the year ended December 31, 2025.

●	Net income was $2.7 million, or $0.18 per basic share and $0.16 per diluted share, in 2025 compared to a net loss of $7.6 million, or $0.52 per share, in 2024.

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●	Cash and cash equivalents balance was $1.3 million as of December 31, 2025 vs. $3.2 million as of December 31, 2024.

●	Total current liabilities were $1.4 million as of December 31, 2025 vs. $3.6 million as of December 31, 2024.

●	Debt was zero as of December 31, 2025, unchanged from December 31, 2024.

2025 Liquidity Discussion

At December 31, 2025, aggregate cash and cash equivalents totaled $1.3 million, compared to $3.2 million at December 31, 2024. 2025 expenditures included the following:

●	$1.0 million cash spent on discontinued operations, primarily related to care and maintenance costs of the projects in Mexico; and

●	$2.7 million in general and administrative and exploration expenditures.

The above expenditures were partially offset by cash inflows of $1.8 million from the following:

●	$1.2 million of proceeds received from the sale of Velardeña Plant 2 and water wells; and

●	$0.6 million from the sale of certain Mexican subsidiaries.

Capital Resources and 2025 Financial Outlook

The Company’s forecasted expenditures for the twelve months ending December 31, 2026 are expected to total approximately $2.3 million, primarily comprised of administrative expenses and limited exploration activities. The actual amount of cash expenditures that the Company incurs during this period may vary significantly from these amounts and will depend on a number of factors, including timing of payments, variations in anticipated administrative expenses and costs for continued exploration, property option payments, and other advancement of the Company’s exploration properties.

At December 31, 2025, Golden had current assets of approximately $1.9 million, including cash and cash equivalents of approximately $1.3 million and restricted cash of approximately $0.5 million. On the same date, the Company had accounts payable and other current liabilities of approximately $1.4 million.

The Company’s only near-term opportunities to generate cash flow to meet its expected cash requirements are from the sale of additional assets, equity or other external financing. The Company is evaluating and pursuing alternatives, including the potential sale of the Company, seeking buyers or partners for certain of the Company’s remaining assets, or obtaining equity or other external financing.

GOLDEN MINERALS COMPANY

1312 17th St. – Unit 2136 – Denver, Colorado 80202 – Telephone (303) 839-5060

The Company will require further sources of capital. In the absence of additional cash inflows, the Company anticipates that its cash resources will be exhausted in the second quarter of 2026. If Golden Minerals is unable to obtain additional cash resources or sell the Company, it will be forced to cease operations and liquidate.

Annual Report on Form 10-K

The Company’s consolidated audited financial statements and management’s discussion and analysis, as well as other important disclosures, may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. This Form 10-K is available on the Company’s website at Golden Minerals Company - SEC Filings. It has also been filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov./edgar.shtml and with the Canadian securities regulatory authorities on SEDAR at www.sedar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the Company’s forecasted expenditures for 2026; the Company’s plans concerning the Sarita Este/Desierto project and the Sand Canyon project; the Company’s liquidity forecast for 2026; the ability of the Company generate additional cash flow in the near term and the amount of proceeds needed to cover forecasted expenditures; and the Company’s expectations regarding the depletion of its cash balance in the second quarter of 2026 and the potential consequences should depletion occur. These statements are subject to risks and uncertainties, including increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

1312 17th St. – Unit 2136 – Denver, Colorado 80202 – Telephone (303) 839-5060